EXHIBIT 23.1





            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors
Nelnet, Inc.:


We consent to the incorporation by reference in the registration statement on Form S-8 of Nelnet, Inc. of our reports dated March 13, 2006, with respect to the consolidated balance sheets of Nelnet, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Nelnet, Inc.



                                  /s/ KPMG LLP



Lincoln, Nebraska
June 26, 2006